Exhibit 10.22

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and Rule 406 of the

 Securities Act of 1933,

as amended.

CLINICAL SUPPLY AGREEMENT

THIS CLINICAL SUPPLY AGREEMENT (this “Agreement”) is entered into and effective this 1st day of  October, 2012 (“Effective Date”), by and between Cook Pharmica LLC (“COOK”), an Indiana limited liability company with offices at 1300 South Patterson Drive, Bloomington, Indiana 47403 and Xencor, Inc. (“CLIENT”),  a Delaware  corporation, with offices at 111 West Lemon Avenue, Second Floor, Monrovia, CA, 91016.  In this Agreement, COOK and CLIENT each may be referred to individually as a “Party” and together as “Parties.”

RECITALS

WHEREAS, COOK is in the business of, among other things, manufacturing and testing biological products; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, CLIENT wishes to have COOK produce for CLIENT the Bulk Drug Substance for use in clinical studies.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

AGREEMENT

1.             Definitions.  For purposes of this Agreement, the following terms will have the meanings set forth below:

1.1          “Affiliate” means any Person, corporation, partnership or other entity that directly or indirectly controls or is controlled by or is under common control with a Party, where “control” is determined by direct or indirect ownership of fifty percent (50%) or more of the shares of stock or membership interests entitled to vote for the election of directors or managers as applicable.

1.2          “Ancillary Intellectual Property” shall mean the portion of Intellectual Property that is discovered, generated, conceived, first reduced to practice or writing, or developed (in whole or in part) by a party during performance of this Agreement, and which does not specifically claim the Protein Molecule and which is generally useful for the production, formulation, or use of protein molecules in addition to the Protein Molecules. Examples of Ancillary Intellectual Property include, but are not limited to; cell culture media improvements, cell culture method improvements, and cell transfection improvements.

1.3          “Agreement” has the meaning stated in the opening paragraph.

1.4          “Applicable Laws” means all ordinances, rules and regulations of any kind whatsoever of any Regulatory Authority, including, without limitation, the FDCA, that are applicable with respect to the context in which the term is used.

PROPERTY OF COOK PHARMICA LLC - CONFIDENTIAL INFORMATION	CLINICAL SUPPLY AGREEMENT- XENCOR

1.5          “Batch” means a specific quantity of the Product (including samples) which is produced as a result of the completion of one operation of the Process for the Product in accordance with the Product Specifications and CGMP as required by the Project Plan.

1.6          “Batch Record” shall mean an accurate reproduction of the Master Batch Record documenting each significant step in the manufacturing, processing, testing, packaging and/or holding of a particular Batch.

1.7          “BLA” shall mean the FDA required Biologic License Application or a corresponding license required by a Regulatory Authority.

1.8          “Bulk Drug Substance” shall mean a solution in which the active ingredient is a Protein Molecule in a purified and appropriately formulated form as specified in the Bulk Drug Substance Specifications

1.9          “Bulk Drug Substance Specifications” shall mean a list of the analytical testing methods or references to analytical procedures and corresponding acceptance criteria (numerical limits, ranges or other criteria for the tests described), to be performed on each Batch of the purified Bulk Drug Substance prior to its disposition. Bulk Drug Substance Specifications shall be set forth in the COOK document for the Bulk Drug Substance, which shall be agreed upon by CLIENT and COOK prior to any Production of Bulk Drug Substance.

1.10        “Cell Line” means the cell line used to express the Protein Molecule that is listed in the Project Plan.

1.11        “CGMP” means those current practices, as amended from time to time, related to the manufacture of biologics as set forth in the FDCA and such standards of good manufacturing practice as are required by the FDA or other Regulatory Authorities, as agreed in the Project Plan and as may be set forth in the United States Code of Federal Regulations (Title 21, Parts 210-211), and relevant EMEA regulations and ICH guidelines.

1.12        “Certificate of Analysis” shall mean a document issued by COOK summarizing testing parameters relative to the Bulk Drug Substance Specifications and test results for each Batch of Bulk Drug Substance, in a format set forth in Exhibit A.

1.13        “Certificate of Compliance” shall mean a document prepared by COOK (a) listing the production date, unique Batch number, and quantity of Drug Substance in such batch (b) certifying that such Batch was produced in accordance with the Master Batch Record

1.14        “Change Order” has the meaning stated in Section 3.5(a).

1.15        “CLIENT” has the meaning stated in the opening paragraph.

1.16        “CLIENT Confidential Information” means all Confidential Information owned or controlled by CLIENT that is disclosed to COOK under this Agreement.

1.17        “CLIENT Intellectual Property Rights” means (a) all patent and other intellectual property rights owned or controlled by CLIENT as of the Effective Date (including any patent filings made by CLIENT after the date of this Agreement for intellectual property/know how developed by CLIENT before the date of this Agreement) which claim or cover the (i) Product, (ii) CLIENT Materials and/or (iii) a method or process exclusive to the Production of Product; and (b) intellectual property developed independently of the activities contemplated in this Agreement by any employee of CLIENT without any reference to any of the Confidential Information disclosed by COOK.

1.18        “CLIENT Materials” mean the materials for use in the Services supplied by CLIENT to COOK as outlined in the signed and accepted Project Plan, including, without limitation, the Cell Line.

1.19        “Confidential Information” shall mean all information acquired from the other Party or its Affiliates, employees, subcontractors, suppliers, agents, distributors, licensees or customers in connection with this Agreement, including, without limitation, all information concerning the process, Product Specifications, Client Intellectual Property Rights, Cook Intellectual Property Rights, Inventions, Price, and Services.

1.20        “COOK Confidential Information” means all Confidential Information owned or controlled by COOK that is disclosed to CLIENT under this Agreement.

1.21        “COOK Intellectual Property Rights” means (a) all patent and any other intellectual property rights owned or controlled by COOK as of the Effective Date; (b) those patent and any other intellectual property rights owned or controlled by COOK as of the Effective Date that are further developed or refined in the course of Production; and (c) those intellectual property rights that are developed by COOK outside the performance of the Production and include without limitation, those which claim, cover or relate to any method, process, know-how, trade secret or other technology that COOK may incorporate or use in the course of performing the Services.

1.22        “Damages” means any and all costs, losses, claims, actions, liabilities, fines, penalties, costs and expenses, court costs, and fees and disbursements of counsel, consultants and expert witnesses incurred by a party hereto (including interest which may be imposed in connection therewith).

1.23        “Dedicated Equipment” means the capital equipment identified in a Project Plan that is dedicated for use in the provision of the Services.

1.24        “Drug Product” shall mean each pharmaceutical product set forth in a Project Plan to be produced by COOK in bulk or finished dosage form for development and/or clinical use only.

1.25        “Effective Date” has the meaning stated in the opening paragraph.

1.26        “Facility” means the COOK manufacturing facility located at 1300 Patterson Drive, Bloomington, IN 47403.

1.27        “FDA” means the United States Food and Drug Administration and any successor agency or entity that may be established hereafter.

1.28        “FDCA” means the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.).

1.29        “Force Majeure” means causes beyond the reasonable control of a Party (or its Affiliates, suppliers, public utilities, or common carriers) including, without limitation, acts of God (including but not limited to earthquake, tornado or hurricane), laws or regulations of any government or agency thereof (that could not reasonably have been expected or anticipated on the Effective Date following diligent inquiry into current and proposed federal, state, local and other regulatory requirements), war, terrorism, civil commotion, damage to or destruction of production facilities or materials, scientific or technical events, labor disturbances (whether or not any such labor disturbance is within the power of the affected Party to settle) and epidemic.

1.30        “Indemnitee” has the meaning stated in Section 7.3.

1.31        “Indemnitor” has the meaning stated in Section 7.3.

1.32        “Intellectual Property” means a patentable Invention that relates directly to the Product and that is: (a) first conceived and reduced to practice during the Term in the course of, and as a direct result of, performing the Services; and (b) uses CLIENT Materials.  For the avoidance of doubt, Intellectual Property shall include Inventions made solely by employees of COOK, employees of CLIENT or jointly by employees of COOK and employees of CLIENT.

1.33        “Inventions” means all innovations, inventions, improvements, original works of authorship, developments, concepts, know-how or trade secrets, whether or not patentable, directly resulting from the performance of the Services pursuant to the Project Plan during the Term of this Agreement.

1.34        “Master Batch Record” (MBR) means the document that contains the complete procedure for the Producing of the Product, setting forth materials and components required, formulation, theoretical yield, manufacturing procedures, assay requirements, and labeling of batches or production runs. Any changes or additions to the Master Batch Records shall be made by the written agreement of COOK and CLIENT.

1.35        “Nonconforming Product” has the meaning stated in Section 4.1.

1.36        “Party” or “Parties” has the meaning stated in the opening paragraph.

1.37        “Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.

1.38        “Price” means the price(s) specified in the signed and accepted Project Plan attached hereto.

1.39        “Process” means the process for the Production of the Product from the Cell Line using the Product Specifications, including any improvements thereto from time to time made as a direct result of the Services during the Term of the Agreement.

1.40        “Process Consumables” shall mean materials used as an aid in the Production of Product that do not become part of the finished Product including but not limited to filters, tubing, and bags.

1.41        “Produce” or “Production” means the production of Product under the terms of this Agreement using the Process.

1.42        “Producer Price Index” means the U.S. Bureau of Labor Statistics Producer Price Index.

1.43        “Product” means the Bulk Drug Substance described more specifically in the Project Plan, Produced by COOK utilizing the Process.

1.44        “Product Specifications” means the Production and Product Specifications set forth in the Master Batch Records for the Product.

1.45        “Project Plan” means the document set forth in Exhibit B, as may be amended by the Parties from time to time, as well as any additional project plans that refer to this Agreement, that are signed by authorized representatives of both Parties setting forth the proposed course of action for the Production of the Product.  Any changes or additions to the Project Plan shall be made by written agreement of COOK and CLIENT.

1.46        “Protein Molecule” shall mean the Protein Molecule as detailed in the Project Plan

1.47        “Protein Molecule Specific Intellectual Property” shall mean the portion of Intellectual Property (as defined above) that is discovered, generated,

conceived, first reduced to practice or writing, or developed (in whole or in part) by a party during performance of this Agreement, and which specifically claims the Protein Molecule or is solely useful for the production, formulation, or use of the Protein Molecule in the Bulk Drug Substance and Product Development and Production. Examples of Protein Molecule Specific Intellectual Property include, but are not limited to: nucleic acid constructs made by COOK or CLIENT for the production of the Protein Molecule specifically, and addition of Protein Molecule-specific stabilizing agents or Protein Molecule-specific nutrients to the cell culture media to increase yield.

1.48        “Quality Agreement” shall mean a written document outlining the responsibilities, roles, deliverables and time requirements with respect to the quality assurance of the Bulk Drug Substance and/or intermediaries thereof produced by COOK for CLIENT. The Quality Agreement agreed by COOK and CLIENT as of the effective date is attached to this Agreement as Exhibit C and is incorporated herein by this reference.

1.49        “Regulatory Authority” means any national, state, provincial, or local or any foreign or supranational government, governmental, regulatory or administrative authority, agency or commission of any court, tribunal or judicial or arbitral body.

1.50        “Services” means all or any part of the services, including the Production of Product for sale to CLIENT, to be provided by COOK (or any permitted subcontractor) pursuant to this Agreement as further described in the signed and accepted Project Plan.

1.51        “Supply Deficiency” means a failure by COOK to produce the number of Batches at least equal to the number specified in the delivery schedule in the Project Plan.

1.52        “Term” has the meaning stated in Section 10.1.

1.53        “Testing Laboratory” means any third party instructed by COOK to carry out tests on the Cell Line or the Product.

1.54        “Tests” means the tests to be carried out on the Product immediately following pick-up of the Product by CLIENT, as stated in the Project Plan.

1.55        “United States” means the fifty (50) states, the District of Columbia and all of the territories of the United States of America.

2.             Supply of CLIENT Materials.

2.1          License Grant.  CLIENT hereby grants COOK, its Affiliates and its subcontractors the non-exclusive right to use the CLIENT Confidential Information, the CLIENT Intellectual Property Rights and the CLIENT Materials solely for the purpose of performing COOK’s obligations under this Agreement.  The foregoing license grant shall also include any and all information, data and processes developed subsequent to the Effective Date relating to the Production of the Product.  The foregoing license grant shall extend beyond termination of this Agreement as necessary to complete the Production of outstanding open orders.

2.2          Supply of CLIENT Materials.  Immediately following the Effective Date of this Agreement, CLIENT shall supply to COOK the CLIENT Materials and CLIENT Confidential Information necessary for COOK’s performance of the Services.  CLIENT shall provide COOK in written form all information currently known (or of which CLIENT becomes aware during the Term of this Agreement) regarding handling precautions, toxicity and hazards associated with the CLIENT Materials and the Production of related bulk compounds.  CLIENT shall also provide COOK with appropriate Material Safety Data Sheets for the CLIENT Materials.  All property rights in the CLIENT Confidential Information and/or CLIENT Materials supplied to COOK shall remain vested in CLIENT, except as set forth in Section 2.1 and Article 9.

2.3          COOK Obligations Relating to CLIENT Materials.  COOK shall:

(a)           at all times use reasonable efforts to keep the CLIENT Materials secure and safe from loss or damage, but in no case shall COOK be obligated to use efforts greater than COOK uses to store its own material of similar nature; and

(b)           not transfer to a third party any part of the CLIENT Materials or the Product, except to Affiliates and subcontractors, or for the purpose of any Tests at the Testing Laboratories, provided that CLIENT is given prior notification or if CLIENT has given prior written consent to such transfer; and provided further that any such Affiliates, subcontractors or Testing Laboratories are subject to obligations of confidentiality at least as restrictive as those obligations of confidence imposed on COOK under this Agreement.

3.             Services and Supply.

3.1          Services Generally.

(a)           Appointment.  CLIENT hereby appoints COOK to perform the Services and to Produce the Product; and COOK accepts such appointment.

(b)           Performance.  COOK shall use commercially reasonable efforts to perform the Services as provided in Exhibit A and shall use commercially reasonable efforts to achieve the estimated schedules, Product Specifications and amounts of Product.

(c)           Project Plan.

(i)      Each Project Plan shall describe the Services with respect to the applicable Product and certain other relevant terms and conditions for performance of the Services by COOK under this Agreement.  Each agreed upon

Project Plan shall be attached hereto as an exhibit and incorporated herein by reference.

(ii)    From time to time, but no less often than once per quarter, the Parties will meet to review and, if necessary, update, by mutual agreement, each Project Plan.  In the event that the Parties agree to update, modify or expand the Project Plan, such amended Project Plan will become part of this Agreement in the manner stated in Section 3.1(c)(i) upon execution of that Project Plan by authorized representatives of both Parties.

3.2          Product Yield.  CLIENT acknowledges and agrees that, due to the unpredictable nature of biological processes, Product yield cannot be guaranteed and may vary.

3.3          Supply Deficiencies.

(a)           Supply Deficiency.  If there is a Supply Deficiency, COOK shall immediately notify CLIENT and COOK may, in its sole discretion, take one or more of the following steps to remedy any remaining Supply Deficiency:

(i)      Utilize any production capacity which is not then committed to the performance of the Services or to performance of services for third party customers;

(ii)     Utilize suitable production capacity (i.e., fully validated for production of Batches of the Product in accordance with this Agreement) of COOK or its Affiliates not then committed to third party customers; and

(iii)    Coordinate and cooperate with CLIENT to reschedule Batches of Product ordered hereunder in order to maximize COOK’s ability to rectify the Supply Deficiency while minimizing the disruption to any open orders and any commitments to third party customers.

(b)           Remedy.  If COOK fails to initiate a rescheduled Production Batch within […***…], the CLIENT at its discretion may cancel any and all unfulfilled part of the Services.

3.4          Joint Communication.  COOK and CLIENT shall communicate and cooperate on a regular basis during the provision of Services herein.  Representatives of the Parties shall meet at such times and in such places as the Parties shall deem appropriate to discuss the Services.

3.5          Changes to Process, Product Specifications or Project Plan.

(a)                 Voluntary Changes.  From time to time during the Term of this Agreement, either Party may submit to the other Party a written proposal requesting changes to

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the Process, Product Specifications, or Project Plan, but no change to the Process, Product Specifications or Project Plan shall be made except by an agreement in writing signed by the authorized representatives of the Parties (“Change Order”).  CLIENT agrees to pay COOK any commercially reasonable increase in cost for Process, materials or equipment associated with the agreed upon Change Order provided the cost is outlined and agreed by the CLIENT prior to the initiation of any proposed changes

(b)                 Changes Required by Applicable Law.  Notwithstanding Section 3.5(a), COOK shall not unreasonably refuse any written request from CLIENT to make changes to the Process, Product Specifications or Project Plan that are required by changes in an applicable Regulatory Authority or Applicable Laws, provided that it is feasible for COOK to effect such improvement without requiring any capital investment or major process changes on the part of COOK.  Notwithstanding the provisions of this Section 3.5(b), no change to Services, Process, Product Specifications or any Project Plan shall be made except by a Change Order signed by the authorized representatives of the Parties.  CLIENT agrees to pay COOK any commercially reasonable increase in cost for Services, materials or equipment associated with a change in Services under this Section 3.5(b).

3.6          Savings.  All savings due to cost improvements or other improvements for work or services performed by Cook shall be for the benefit of and shall accrue to COOK except as otherwise may be agreed upon in writing by both Parties.

3.7          Packaging and Labeling.  Unless otherwise agreed, COOK shall package and label Product for delivery in accordance with its standard operating procedures.  CLIENT shall provide prior written notice to COOK of any special packaging and labeling requirements for Product.  All additional costs and expenses (including reasonable profit) of whatever nature incurred by COOK in complying with such special requirements shall be charged to CLIENT in addition to the Price.

3.8          Delivery.  The Product shall be delivered Ex-Works, the Facility.  Title for Product shall pass to CLIENT upon release by COOK as outlined in the terms of the Quality Agreement and payment as set forth in a Project Plan.  CLIENT shall pick up the Product within […***…][…***…] days of formal notice of Product release by the Cook quality department  CLIENT shall be solely responsible for arranging for, at CLIENT’s sole risk and expense: (a) insurance to cover the storage of the Product at the Facility after such […***…][…***…] day period, and (b) the transportation or shipping of Product from the Facility.

3.9          Audit.  […***…] per calendar year upon […***…] days prior written notice, CLIENT shall have the right to conduct an audit of that portion of the Facility directly used in the provision of Services.  Notwithstanding the foregoing notice period, for purposes of confidentiality, safety and to avoid the possibility of contamination, if a third party’s product is being manufactured during the time that CLIENT intends to conduct an audit, such audit may be reasonably delayed upon prior written notice to CLIENT.  The form, participants and procedures of the audit shall be subject to

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COOK’s reasonable prior approval.  When conducting an audit, each of CLIENT’s representatives will (a) be subject to a nondisclosure obligation at least as restrictive as the obligations contained in Article 8, (b) follow such security and facility access procedures as designated by COOK, (c) be accompanied by a COOK representative, (d) not enter areas of any COOK facility at times when any third party’s products are being manufactured to assure protection of the COOK Confidential Information or the confidential information of a third party, and (e) use best efforts to avoid disrupting COOK’s operations.  In addition to an audit by CLIENT, COOK agrees to reasonably cooperate with applicable Regulatory Authorities and shall permit reasonable Product-specific inspections by such Regulatory Authorities.

3.10        Orders.

(a)           Quantity and Delivery Schedule.  The quantity of Product to be Produced, by Batch, by COOK hereunder and the delivery schedule for the Product shall be stated in the Project Plan.

(b)           Obsolescence Charge.  To the extent COOK purchases stock materials for Production and such materials are not necessary to Produce the quantity of Product ordered, CLIENT shall, in accordance with Section 5.2, reimburse COOK for any such materials that were unused and unable to be reused for any subsequent Production. COOK shall make reasonable commercial efforts to use such stock materials for other scheduled production in its facility when practicable.

(c)           Materials Expiration.  In the event of a delay in the Production of any Batch, including a Force Majeure event, CLIENT shall, in accordance with Section 5.2, reimburse COOK for the cost of any expired materials purchased by COOK for the Production of such Batch. This provision shall not apply if it is determined that such delay is due solely to the gross negligence of COOK.

3.11        Rescheduling by CLIENT

(a)           Rescheduling of Drug Substance Batches.  Subject to Section 3.10(b), with respect to each Batch that is rescheduled to a subsequent date by CLIENT:

(i)      if the applicable Batch is rescheduled by notifying COOK more than […***…] days prior to the scheduled start date, there will be no rescheduling fee;

(ii)     if the applicable Batch is rescheduled by notifying COOK more than […***…] days but less than […***…] days prior to the scheduled start date, […***…] ([…***…]%) of the Price for the applicable Batch will be invoiced at the time the rescheduling takes place, […***…] ([…***…]%) will be invoiced upon such rescheduled start date and the remaining […***…] ([…***…]%) will be invoiced upon the COOK release of such Batch;

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(iii)    if the applicable Batch is rescheduled by notifying COOK more than […***…] days but less than […***…] days prior to the Scheduled start date, […***…] ([…***…]%) of the Price for the applicable Batch will be invoiced at the time the rescheduling takes place, […***…] ([…***…]%) will be invoiced on the rescheduled start date, and the remaining […***…] ([…***…]%) will be invoiced upon the COOK release of such Batch; and

(iv)    if the applicable Batch is rescheduled by notifying COOK less than […***…] days prior to the scheduled start date, […***…] ([…***…]%) of the Price for the applicable Batch will be invoiced at the time the rescheduling takes place, and the remaining […***…] ([…***…]%) will be invoiced upon the COOK release of such Batch.

(b)           Procedure.  The rescheduled start date that CLIENT requests must be within […***…] of the scheduled start date, and both Parties must agree to the rescheduled start date; provided, however, that COOK may only reject a rescheduled start date proposed by CLIENT if COOK’s manufacturing schedule is booked for a third party customer for such date.  Each Batch may be rescheduled only once unless otherwise agreed in writing.  COOK reserves the right to set a rescheduled start date outside of the […***…] period only if COOK’s manufacturing schedule is booked for a third party customer.  If COOK is required, as a result of any rescheduling, to purchase additional materials, COOK shall be reimbursed for the cost of those additional materials plus any applicable markup set forth in Section 5.2.  Notwithstanding anything to the contrary in this Section 3.10, CLIENT may exchange scheduled manufacturing slots between Batches as may be mutually agreed by both Parties without triggering the provisions of Section 3.10(a).

3.12        Cancellation by CLIENT.

(a)           Cancellation of Drug Substance Batches.  Subject to Section 3.11(b), with respect to each Batch scheduled (including, without limitation, a rescheduled Batch) that is cancelled by CLIENT:

(i)      if the applicable Batch is cancelled more than […***…] days prior to the applicable scheduled start date or rescheduled start date, as applicable, there will be no cancellation fee;

(ii)     if the applicable Batch is cancelled more than […***…] days but less than […***…] days prior to the scheduled start date or rescheduled start date, as applicable, COOK shall invoice CLIENT a cancellation fee of […***…] ([…***…]%) of the Price for the applicable manufacturing run;

(iii)    if the applicable Batch is cancelled more than […***…] days but less than […***…] days prior to the scheduled start date or rescheduled start date, as applicable, COOK shall invoice CLIENT a cancellation fee of […***…] ([…***…]%) of the Price for the applicable manufacturing run;

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(iv)    if the applicable Batch is cancelled more than […***…] days but less than […***…] days prior to the scheduled start date or rescheduled start date, as applicable, COOK shall invoice CLIENT a cancellation fee of […***…] ([…***…]%) of the Price for the applicable manufacturing run; and

(v)     if the applicable Batch is cancelled less than […***…] days prior to the scheduled start date or rescheduled start date, as applicable, COOK shall invoice CLIENT a cancellation fee of […***…] ([…***…]%) of the Price for the applicable manufacturing run.

(vi)    If COOK notifies the CLIENT at any time that its previously scheduled slot for manufacturing will not be available and there is more than a […***…] day delay in availability, the CLIENT may cancel the Batch with no cancellation fee and any deposit or funds previously advanced will be refunded.

(b)           Procedure.  With respect to any rescheduled Batch that is subsequently cancelled, any fees due under this Section 3.11 shall be reduced by the amount of payments paid by CLIENT to COOK under Section 3.10(a) with respect to such same Batch.  With respect to any cancelled Batch, COOK shall use commercially reasonable efforts to sell the applicable manufacturing capacity to other customers, and some portion, or all, as applicable, of the fees paid or due under this Section 3.11 shall be refunded to CLIENT (or CLIENT shall not be obligated to pay, as applicable) in the event that COOK is able to sell the manufacturing capacity that corresponds to such cancelled Batch.  For the avoidance of doubt, (i) if a Batch is rescheduled, the rescheduled start date shall be used for purposes of determining the amount of the applicable cancellation fee, if any, and (ii) the price of the stability studies for such cancelled run shall not be included in the calculation of any applicable cancellation fee under this Section 3.11.

(c)           Cancellation of Other Services. If CLIENT cancels a Project Plan related to stability or development services, CLIENT is responsible for paying: (i) all fees and costs incurred for the portion of the work completed and all related costs which have been ordered and cannot be cancelled; and ii) a cancellation fee in an amount equal to that portion of the Price, as set forth in the Project Plan, of the work scheduled for the four (4) months subsequent to the date of cancellation.

3.13        Dedicated Equipment.

(a)           Selection and Procurement.  COOK shall select and procure the Dedicated Equipment at CLIENT’s sole cost, plus the applicable COOK markup (as set forth in Section 5.2) to cover handling costs, in accordance with the Product Specifications.  COOK shall use commercially reasonable efforts to determine whether the Dedicated Equipment conforms to the applicable Product Specifications and will work in the Facility for purpose stated in the Project Plan.

(b)           Use of Dedicated Equipment.  COOK may use the Dedicated Equipment only for performing its obligations under this Agreement.  COOK shall use the Dedicated

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Equipment only in accordance with any written instructions prescribed by CLIENT or the manufacturer of the Dedicated Equipment, and shall perform such routine maintenance for the Dedicated Equipment as is reasonably required by such written instructions at no additional charge to CLIENT. All costs for any extraordinary or non-routine maintenance that may be required will be approved in advance by CLIENT, and the appropriate Project Plan will be revised to reflect any additional maintenance costs that may be required during the Term.    Except (i) in connection with such routine maintenance, (ii) as required by the Services, or (iii) as directed in writing by CLIENT, COOK shall not make any alterations, additions or improvements to the Dedicated Equipment.  All alterations, additions or improvements made to the Dedicated Equipment will be at CLIENT’s sole cost and expense.

(c)           Ownership and Risk of Loss; Disposition of Equipment.  CLIENT owns and shall continue to own all right, title and interest in and to any Dedicated Equipment.  CLIENT assumes any risk of loss, damage, theft or destruction of the Dedicated Equipment while that Dedicated Equipment is in COOK’s possession or on COOK’s premises unless it is determined that any loss, theft, or damage to the Dedicated Equipment is due to the gross negligence of COOK.  Upon termination or expiration of this Agreement, CLIENT shall have the right and obligation to, upon reasonable notice, reclaim possession of such Dedicated Equipment at its sole expense (including all costs of disconnection, removal, physical transfer and any subsequent reinstallation and requalification costs).  COOK shall reasonably cooperate with CLIENT to remove and return such Dedicated Equipment to CLIENT in accordance with CLIENT’s written instructions and shall invoice CLIENT for (i) direct costs incurred and (ii) any damage other than reasonable wear and tear to the COOK Facility incurred as a result of the use and removal of the Dedicated Equipment.  Notwithstanding the above, upon termination or expiration of this Agreement, CLIENT may offer to sell to COOK, or COOK may offer to purchase from CLIENT, the Dedicated Equipment at its then depreciated cost or fair market value, whichever is less.  Neither COOK nor CLIENT shall be obligated to make or accept such offers.  In the event that CLIENT has not removed the Dedicated Equipment within 60 days after reasonable notice, the Dedicated Equipment shall be deemed to be abandoned and COOK may dispose of it or use it as it sees fit.

3.14        Certificates of Analysis.  COOK shall test, or cause to be tested by third parties, in accordance with the Bulk Drug Substance Specifications, each batch of Bulk Drug Substance produced pursuant to the Project Plan(s) before delivery to CLIENT. A Certificate of Analysis for each batch delivered shall set forth the items tested, Bulk Drug Substance Specifications, and test results. COOK shall also submit a Certificate of Compliance to certify that all Batch Production and batch records have been reviewed and approved by the appropriate quality assurance unit at COOK.   COOK shall send such Certificates to CLIENT prior to or at the same time as shipment of Bulk Drug Substance. CLIENT shall test for final release of each Bulk Drug Substance as meeting Bulk Drug Substance specifications. CLIENT assumes full responsibility for final release of each batch of Bulk Drug Substance.

4.             Nonconforming Product.

4.1          Tests. Client and COOK will mutually agree on Bulk Drug Substance Specifications ahead of any production batch.  Within […***…] business days  following receipt by CLIENT of the Batch Documentation for a given batch of Bulk Drug Substance, CLIENT shall determine whether the production run was in compliance with CGMP and whether the Bulk Drug Substance conforms to the Bulk Drug Substance Specifications and shall notify COOK of said acceptance or non-acceptance of the Bulk Drug Substance.  If CLIENT determines, within the above time period, that the Bulk Drug Substance is non-conforming, (“Nonconforming Product”), then CLIENT shall give COOK written notice thereof as soon as practicable but in no event later than […***…] days from the date of receipt of the Batch documentation and shall, unless otherwise directed by COOK, return the Batch for further testing by COOK.  Failure to provide such written notice and return the Batch for further testing by COOK shall constitute an irrevocable acceptance by CLIENT of such Batch and an admission that the Batch meets Bulk Drug Substance Specifications.  If, after conducting its own review, COOK agrees, or it is determined pursuant to Section 4.2, that the returned Batch fails to meet the Bulk Drug Substance Specifications and, to the extent that such failure is not due (in whole or in part) to acts or omissions of CLIENT or any third party after pick-up of such Batch, the provisions of Section 4.3 shall apply.  For the avoidance of doubt, where the specifications have not been agreed upon by the parties hereto, COOK shall be obligated only to use its reasonable endeavors to Produce Bulk Drug Substance that meets CGMP and draft Bulk Drug Substance Specifications.

4.2          Disputes.  If there is any dispute concerning whether a Batch meets the applicable Bulk Drug Substance Specifications and/or the reasons therefore, the Parties shall designate an independent expert (acting as an expert and not as an arbitrator) to determine whether or not the Batch at issue meets the applicable Bulk Drug Substance Specifications.  The decision of such independent expert shall be in writing and shall be binding on both COOK and CLIENT.  The costs of such independent expert shall be borne by the Parties equally; provided, however that the Party that is determined to be incorrect in the dispute shall be responsible for all such costs and shall indemnify the prevailing Party for its share of the costs incurred.

4.3          Nonconforming Product.  In the event the Product is determined to be Nonconforming Product (whether by agreement of COOK pursuant to Section 4.1 or by an independent expert pursuant to Section 4.2), all such Nonconforming Product shall be either returned to COOK or destroyed, at COOK’s option; notwithstanding, CLIENT may retain a limited amount of Nonconforming Product for archival purposes and for comparability testing.  Additionally, COOK shall re-perform its Services to replace such Nonconforming Product at its own cost and expense and shall use commercially reasonable efforts to replace such Nonconforming Product in a reasonable time given any contractually obligated capacity constraints but in no case less than […***…] from the date that the Bulk Drug Substance is determined to be nonconforming.

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CLIENT shall be responsible for all costs and expenses for all materials (including without limitation, CLIENT MATERIALS) and Process Consumables utilized in replacement of Nonconforming Product except where it is determined that the failure of the nonconformance product is determined to be due to COOK’s negligence, in which case COOK shall be responsible for all costs and expenses including materials and process consumables.

4.4          Remedy.  In the event that COOK is unable initiate a replacement batch run within the […***…] days provided in Section 4.3, CLIENT may request and receive a full refund of all amounts paid for the cost of the batch production run.

4.5          Sole Remedy.  The provisions of this Article 4 shall be the sole remedies available to CLIENT with respect to Product that fails to meet Product Specifications.

5.             Price; Payment Terms; Insurance.

5.1          Price.  CLIENT shall pay the Price for Services rendered by COOK in accordance with the Project Plan.

5.2          Cost Reimbursement. For all pass-through and out-of-pocket costs specified in the Project Plan, CLIENT shall pay COOK, at cost plus the applicable mark-up specified below. Such mark-up shall be inclusive of packaging and shipping materials:

Raw Materials:	[…***…]	%

Resins and multiuse ultrafiltration membranes:	[…***…]	%

Filters, containers, and product contact disposable:	[…***…]	%

Dedicated Equipment (e.g. tanks, columns):	[…***…]	%

5.3          Payment Terms.  COOK shall generate invoices for all fees and cost reimbursements.  Invoices for engineering and production Batches will be sent after completion and COOK’s release as outlined under the terms of the Quality Agreement of each Batch.  Invoices for cost reimbursement will be sent monthly.  Unless otherwise indicated in writing by COOK, all Price(s) and charges are exclusive of any applicable taxes, levies, import duties and fees of whatever nature imposed by or under the authority of any government or public authority, all of which shall be paid by CLIENT (other than taxes on COOK’s net income).  CLIENT shall pay invoices within thirty […***…] of invoice date.  Invoices not disputed within […***…] days of receipt shall be deemed accepted and payment shall be made without deduction, deferment, set-off, lien or counterclaim of any nature.  Invoices that remain unpaid more than […***…] days beyond the scheduled payment due date may be subject to an interest charge equal

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to […***…] ([…***…]%) per month, calculated from the scheduled payment due date forward; provided that in no event shall such annual rate exceed the maximum interest rate permitted by Applicable Law in regard to such payments.  Such payments when made shall be accompanied by all interest so accrued.  Payments may either be made by check or wire transfer of immediately available funds to the following account or such other account as COOK may designate from time to time:

By Wire:

[…***…] Bank

Routing: […***…]

Account: […***…]

Account Title: […***…]

5.4          Insurance.  Each of CLIENT and COOK shall during the Term of this Agreement, and for […***…] thereafter, maintain in full force and effect insurance coverage adequate in scope for: (a) as to COOK, the Services performed by it, and (b) as to CLIENT, the development, testing, marketing and commercialization of the Product (including product liability coverage).  CLIENT acknowledges that the Price(s) set forth in Exhibit A remain subject to adjustment pending COOK’s discussion with its insurance carrier regarding any special coverage or premium required in order to adequately cover the Services.

6.             Representations and Warranties.

6.1          Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party as follows:

(a)           Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

(b)           Such Party (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

(c)           This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

(d)           All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with this Agreement have been obtained.

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(e)           The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of Applicable Laws or regulations and (ii) do not conflict with, or constitute a default under, any contractual obligation of such Party.

6.2          Representations and Warranties of CLIENT.  CLIENT further represents and warrants, and covenants that:

(a)           CLIENT has lawful access to and the right to license or sublicense the CLIENT Confidential Information, CLIENT Intellectual Property Rights and CLIENT Materials to COOK under this Agreement.

(b)           CLIENT is not subject to any claim or notice of infringement or misappropriation of any third party intellectual property rights relating to the CLIENT Confidential Information, CLIENT Intellectual Property Rights and CLIENT Materials used by COOK under this Agreement.

(c)           The biological and chemical properties of the CLIENT Materials have been evaluated prior to the Effective Date and CLIENT shall provide to COOK an accurate and complete Material Safety Data Sheet sufficient to allow COOK to safely handle CLIENT Materials during the performance of the Services hereunder.

6.3          Representations and Warranties of COOK.  COOK represents, warrants and covenants that:

(a)           Bulk drug substance produced under this Agreement will be Produced, tested, and packaged in accordance with CGMP as specified in a Project Plan and Quality Agreement, will meet the Bulk Drug Substance Specifications that were in effect at time of Production when made available at COOK’s shipping docks, and shall be free from defects in material and workmanship.

(b)           COOK has obtained and will remain in compliance with all permits, licenses and other authorizations during the Term of this Agreement which are required under Applicable Laws.

(c)           Bulk Drug Substance provided to CLIENT by COOK hereunder will not be adulterated or misbranded within the meaning of the FDCA. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 6.3 ARE EXPRESSLY IN LIEU OF AND EXCLUDE, AND COOK HEREBY EXPRESSLY DISCLAIMS, ALL OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ARISING FROM A COURSE OF DEALING OR USAGE OR TRADE PRACTICE, WITH REGARD TO ANY PRODUCT DELIVERED HEREUNDER, WHETHER USED ALONE OR IN COMBINATION WITH OTHER SUBSTANCES OR NON-INFRINGEMENT OF THE

PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY OTHER PERSON.

7.             Indemnification; Limitation of Liability.

7.1          CLIENT Indemnification.  CLIENT shall indemnify, defend and hold harmless COOK against any Damages, whether or not foreseeable or in the contemplation of COOK or CLIENT, that COOK may suffer as a result of any third party claims, suits or actions arising out of or incidental to (a) any breach of the representations and warranties set forth in Sections 6.1 and 6.2, (b) the distribution or use of the Product, except to the extent such loss, damage, costs and expenses are directly caused by COOK’s gross negligence or willful misconduct, (c) product liability in respect of the Product, (d) any bodily injury arising from the Product, (e) negligence (active, passive or imputed), gross negligence or intentional acts or omissions of CLIENT in relation to the use, processing, storage or sale of the Product, or (f) any claims by third parties alleging COOK’s use of the Cell Line, CLIENT Materials, CLIENT Confidential Information, CLIENT Intellectual Property Rights or the Product Specifications infringes any rights (including, without limitation, any intellectual or other proprietary rights) of any third party (whether or not CLIENT knew or should have known about such alleged infringement) except to the extent COOK infringes any rights of any third parties by application of COOK’s existing production techniques while performing the Services unless such application or production technique has been developed specifically as part of the Services.

7.2          COOK Indemnification.  COOK shall indemnify, defend and hold harmless CLIENT against any Damages, whether or not foreseeable or in the contemplation of CLIENT or COOK, that CLIENT may suffer as a result of any third party claims, suits or actions arising from COOK’s breach of the representations and warranties in Sections 6.1 and 6.3, except to the extent the loss, damage, costs and expenses are a result of (a) CLIENT’s gross negligence or willful misconduct, (b) COOK’s use of an application or production technique that has been developed as part of the Services or is provided by CLIENT, or (c) and COOK’s use of CLIENT Materials.

7.3          Procedure for Indemnification.  A Party (the “Indemnitee”) that intends to claim indemnification under Sections 7.1 or 7.2 shall promptly notify the other Party (the “Indemnitor”) of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification.  The Indemnitor shall have the right to participate in, and to the extent the Indemnitor so desires, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other Party represented by such counsel in such proceeding.  The indemnity obligations under Sections 7.1 and 7.2 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the prior express written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.  The failure to deliver notice to the Indemnitor within a reasonable time after notice of any such claim or demand, or the commencement of any such action or other proceeding, if prejudicial to its ability to defend such claim, demand, action or other proceeding, shall relieve such Indemnitor of any liability to the Indemnitee under Sections 7.1 and 7.2 with respect thereto, but the omission so to deliver notice to the Indemnitor shall not relieve it of any liability that it may have to the Indemnitee otherwise than under Sections 7.1 and 7.2.  The Indemnitor may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.  The Indemnitee, its employees and agents shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation and defense of any claim, demand, action or other proceeding covered by this Section 7.3.

7.4          Complete Indemnification.  As the Parties intend complete indemnification, all costs and expenses incurred by an Indemnitee in connection with enforcement of Sections 7.1 and 7.2 shall also be reimbursed by the Indemnitor.

7.5          Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY UNDER THIS AGREEMENT FOR ANY PUNITIVE DAMAGES OR SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES  (INCLUDING LOST PROFITS, BUSINESS OR REVENUE) EVEN IF ADVISED OR AWARE OF THE POSSIBILITY OF SUCH DAMAGES.  In addition, without prejudice or modification to the terms of Sections 7.1 and 7.3, the liability of Cook to Client, its permitted assigns and successors in interest, for any loss suffered by Client or its permitted assigns and successors in interest, arising as a direct result of a breach of this Agreement, or of any other liability, including without limitation, misrepresentation and negligence (whether active, passive or imputed), arising out of this Agreement and Services provided hereunder, including without limitation the production and/or supply of the Product and COOK’s liability under Section 7.2, shall be limited to the payment of Damages in an amount which shall not exceed the amount received by Cook from Client for Services under the Project Plan covering the Product or Services to which the claim relates during the twelve (12) months immediately preceding the event that constitutes the basis of the claim for Damages; provided, however, if and to the extent such Damages are caused by Cook’s willful or intentional misconduct in the performance of the Services, then the damage limitation in this Section 7.5 shall not apply.

7.6          Abatement.  Notwithstanding anything to the contrary in this Agreement, in the event that the use of the Process is held in a suit or proceeding to infringe any intellectual property rights of a third party (or to constitute the misappropriation of a trade secret of a third party) and the use of the Process is enjoined, or COOK has an objective basis (confirmed by an opinion of its legal counsel) for believing that it is likely to be found to infringe or constitute a misappropriation, or is likely to be enjoined, then COOK shall, at its option, either (a) procure the right to continue the use of the Process or (b) modify the Process so that it becomes non-infringing or no longer constitutes a misappropriation, provided that such modification has no adverse effect on CLIENT hereunder; provided, however, that if (i) and (ii) are not reasonably practicable, then COOK shall have the right, in its sole discretion, to terminate this Agreement by giving CLIENT […***…] prior written notice upon which notice the provisions of Section 10.3(a) shall apply.

7.7          Limitations an Essential Element of the Agreement.  The Parties are willing to enter into this Agreement only in consideration of and in reliance upon the provisions of this Agreement limiting their exposure to loss or liability.  Such provisions are an essential part of the bargain underlying this Agreement and have been reflected in the pricing and other consideration specified in this Agreement.  Both Parties understand and agree that the exclusion of warranties, limitation of liability and the limitation of remedies allocate risks between the Parties as authorized under Applicable Laws.

8.             Confidentiality and Non-Solicitation of Employees.

8.1          Confidential Information.  Each Party agrees that during the Term of this Agreement and for a period of […***…] thereafter, it will keep the Confidential Information of the other Party secret and confidential, respect the other Party’s proprietary rights therein and make use of and permit to be made use of such information only as necessary to perform its obligations and exercise its rights under this Agreement.  Neither Party may disclose or permit the Confidential Information of the other Party to be disclosed to any third party except as expressly provided herein without the other Party’s prior written consent.

8.2          Disclosure of Confidential Information.  CLIENT and COOK shall grant access to the Confidential Information only to Affiliates, subcontractors, employees, consultants, marketing collaborators and contractors who reasonably need to know such information for purposes such Party’s exercise of its rights or performance of its obligations under this Agreement and who are subject to the same obligations of confidentiality as COOK and CLIENT under appropriate confidentiality agreements.

8.3          Exception to Confidentiality. The obligations in Article 8 shall not apply to Confidential Information to the extent that it:

(a)                           is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party in breach of Article 8, generally known or available;

(b)                           is known by the receiving Party at the time of receiving such information, as shown by contemporaneous written records predating such receipt;

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(c)                           is furnished after the Effective Date to the receiving Party by a third party, without breach of and not subject to any obligation of confidentiality;

(d)                           is independently developed by the receiving Party without use of or reference to Confidential Information of the other Party, as shown by independent written records, contemporaneous with such development; or

(e)                           COOK or CLIENT is required to disclose under any statutory, regulatory, stock exchange or similar legislative requirement or court order, provided, however, that (i) receiving Party gives the disclosing Party prior written notice of such required disclosure and assists the disclosing Party in its reasonable efforts to prevent or limit such disclosure; and (ii) the Confidential Information so disclosed otherwise remains the Confidential Information of the disclosing Party for the purposes of Article 8.

8.4          Restrictions on Soliciting or Hiring COOK Employees.  During the Term of the Agreement and for […***…] after the Agreement terminates or expires, CLIENT shall not, directly or indirectly, solicit, hire, employ or attempt to solicit, hire or employ any person who is or was an employee of COOK during the Term (or the following […***…]), or in any other way directly or indirectly seek to solicit, induce, bring about, influence, promote, facilitate, or encourage any such individual to work for CLIENT or any party other than COOK.

8.5          Restrictions on Soliciting or Hiring CLIENT Employees or Consultants engaged by CLIENT.  During the Term of the Agreement and for […***…] after the Agreement terminates or expires, COOK shall not, directly or indirectly, solicit, hire, employ or attempt to solicit, hire or employ any person who is or was an employee or consultant of CLIENT during the Term (or the following […***…]), or in any other way directly or indirectly seek to solicit, induce, bring about, influence, promote, facilitate, or encourage any such individual to work for COOK or any party other than CLIENT.

8.6          Remedies.  Each Party acknowledges and agrees that neither Party shall have an adequate remedy at law for a violation of this Article 8 and therefore shall be entitled to enforce this Article 8 by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving Damages, posting any bond or other security, and without prejudice to any other rights and remedies which may be available to such Party at law or in equity.

8.7          Use of Name.  Neither Party shall use the name or trademarks of the other Party, except to the extent that a Party is permitted to use the Confidential Information of the other Party or required to do so pursuant to this Article 8, without the prior written consent of such other Party, such consent not to be unreasonably withheld.  Under no circumstances shall either Party state or imply in any promotional material, publication or other published announcement that the other Party has tested or approved any product.

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9.             Intellectual Property.

9.1          Disclosure.  Subject to the obligations of confidentiality set forth in Article 8, each Party shall disclose to the other Party any and all Inventions made pursuant to the activities undertaken relating to this Agreement at least quarterly or as may otherwise be agreed to in writing by the Parties.

9.2          COOK Intellectual Property Rights.  COOK shall solely own all right, title and interest in and to the COOK Intellectual Property Rights.  During the Term of this Agreement to the extent that the making, use or sale of the Product by CLIENT requires a license under the COOK Intellectual Property Rights, COOK shall grant a nonexclusive license under the COOK Intellectual Property Rights to CLIENT to make use and sell (but not to have made or import) the Product and with no right to sublicense.  Except within the scope of the license granted by COOK to CLIENT under Section 9.5 below with respect to Ancillary Intellectual Property, CLIENT shall not, without COOK’s prior written consent, use the COOK Intellectual Property Rights for any purpose other than as stated in this Section 9.2.

9.3          CLIENT Intellectual Property Rights.  CLIENT shall solely own all right, title and interest in and to the CLIENT Intellectual Property Rights. CLIENT will retain all right, title and interest in Client Intellectual Property Rights in and to the Cell Line, the Bulk Drug Substance, the Drug Product, and all labeling and trademarks associated therewith. During the Term of this Agreement, CLIENT hereby grants to COOK, its Affiliates and its subcontractors a worldwide, non-exclusive, royalty-free, paid-up, non-transferable (except for assignments pursuant to Section 12.1) license, or, as applicable, sublicense, under the CLIENT Intellectual Property Rights for the purpose of performing its obligations under this Agreement. Except within the scope of the license granted by CLIENT to COOK under Section 9.5 below with respect to Ancillary Intellectual Property, COOK shall not, without CLIENT’s prior written consent, use the CLIENT Intellectual Property Rights for any purpose other than to perform the Services as contemplated in this Agreement.

9.4          Protein Molecule Specific Intellectual Property. All right, title and interest in Protein Molecule Specific Intellectual Property discovered, made or conceived by employees of COOK, or by employees or consultants of CLIENT, or employees of both COOK and CLIENT, in the course of and arising out of the activities contemplated in this Agreement relating to the Protein Molecule, shall be solely owned by CLIENT regardless of inventorship, and COOK hereby assigns to CLIENT all of COOK’s right, title, and interest in and to Protein Molecule Specific Intellectual Property. Cook shall execute, at CLEINT’s expense, all formal documents reasonably requested by CLIENT and customarily required by patent authorities to record such assignment.

9.5          Ancillary Intellectual Property. All right, title and interest in Ancillary Intellectual Property discovered, made or conceived by employees of COOK, or by employees or consultants of CLIENT or by employees and consultants of both COOK and CLIENT in the course of and arising out of the contemplated in this Agreement shall be (i) solely owned by COOK if discovered, made or conceived solely by employees of COOK, (ii) solely owned by CLIENT if discovered, made or conceived solely by employees or consultants of CLIENT or (iii) jointly owned by COOK and CLIENT if discovered, made or conceived by employees of both COOK and CLIENT. COOK hereby grants to CLIENT a fully paid-up, royalty-free, non-exclusive, irrevocable, perpetual license to practice COOK owned Ancillary Intellectual Property for the Production of the Protein Molecule, derivatives, and variations thereof.   CLIENT hereby grants to COOK a fully paid-up, royalty-free, non-exclusive, irrevocable, perpetual license to practice CLIENT owned Ancillary Intellectual Property to make, use, sell, offer to sell, sell and import protein molecules and related methods other than the Protein Molecule. Each Party shall bear the expense of activities relating to its own filing, prosecution and maintenance of any patent or patent applications provided for by this Section 9.5.  Each Party shall execute, at the other Party’s expense, all formal documents as may be reasonably requested by the other Party and customarily required by patent authorities for either Party to record the rights and licenses granted pursuant to this Section 9.5.

9.6          No Implied Licenses.  Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be construed as granting, by implication, estoppel or otherwise, any licenses or rights under any patents or other intellectual property rights.  Only licenses and rights granted expressly herein shall be of legal force and effect.

10.          Term and Termination.

10.1        Term.  This Agreement shall begin on the Effective Date and terminate five (5) years thereafter (“Term”) unless terminated by either Party in accordance with the provisions of this Article 10.  This Agreement shall automatically renew for an additional two (2) year term unless terminated by a Party pursuant to Section 10.2.

10.2        Termination Without Cause.  COOK may terminate this Agreement for any reason by giving the CLIENT one hundred and eighty (180) days prior written notice.

10.3        Termination for Breach.

(a)           Generally.  Except as provided in Section 10.3(b), the failure by either Party (the “Defaulting Party”) to comply with any of the Defaulting Party’s material obligations under this Agreement shall entitle the other Party (the “Non-Defaulting Party”) to give to the Defaulting Party notice specifying the nature of the default and requiring the Defaulting Party to cure such default.  If such default is not cured within fifteen (15) days (in the case of a payment breach) or thirty (30) days (in the case of a non-payment breach) after the receipt of such notice (or, if such default reasonably cannot be cured within such period or if the Defaulting Party shall not commence and diligently continue actions to cure such default during such period), the Non-

Defaulting Party shall be entitled, without prejudice to any of the other rights conferred on it by this Agreement or available to it at law, in equity or under this Agreement, to terminate this Agreement by giving further notice to the Defaulting Party, to take effect immediately upon delivery thereof.  The right of either Party to terminate this Agreement, as provided in this Section 10.3(a), shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

(b)           Exhaustion.  No default based on a claimed failure of any Product to conform to the Product Specifications shall be the subject of a notice under Section 10.3(a) until and unless all procedures and remedies specified in Section 3.3 shall have first been exhausted.  Furthermore no inability to supply CLIENT with Product caused by an event of Force Majeure shall be the subject of a notice under Section 10.3(a).

10.4        Termination for Insolvency.  Subject to any limitations imposed by applicable law, either Party shall have the right to terminate this Agreement by giving notice to the other Party in the event that:

(a)           Such other Party shall have: (i) voluntarily commenced any proceeding or filed any petition seeking relief under the bankruptcy, insolvency or other similar laws of any jurisdiction, (ii) applied for, or consented to, the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for it or for all or substantially all of its property, (iii) filed an answer admitting the material allegations of a petition filed against or in respect of it in any such proceeding, (iv) made a general assignment for the benefit of creditors of all or substantially all of its assets, (v) become unable generally, or admitted in writing its inability, to pay all or substantially all of its debts as they become due, or (vi) taken corporate action for the purpose of effecting any of the foregoing; or

(b)           An involuntary proceeding shall have been commenced, or any involuntary petition shall have been filed, in a court of competent jurisdiction seeking:  (i) relief in respect of such other Party, or of its property, under the bankruptcy, insolvency or similar laws of any jurisdiction, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for such other Party or for all or substantially all of its property, or (iii) the winding-up or liquidation of such other Party; and, in each case, such proceeding or petition shall have continued undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall have continued unstayed, unappealed and in effect for thirty (30) days.

10.5        Consequences of Termination.

(a)           Return of Confidential Information.  Upon any expiration or termination of this Agreement, each Party will use diligent efforts (including without limitation a diligent search of files and computer storage devices) to return or destroy all Confidential Information of the other Party and all copies, summaries, compilations, extracts or other derivatives thereof, except to the extent such Confidential Information is necessary to exercise any right surviving termination of this Agreement.  Additionally, each Party will be allowed to keep one archival copy of any Confidential Information of the other Party solely for record keeping and for the purpose of determining its rights and obligations hereunder.

(b)           Payments Upon and After Termination.  Upon expiration or termination of this Agreement, CLIENT shall pay COOK all fees and costs incurred by COOK for: (i) that portion of the work performed to the date of termination, including reimbursement for reasonable overhead and profit of such work, plus reasonable expenses resulting from the cancellation as stated in the Project Plan or as reflected in COOK’s records; and (ii) costs incurred by COOK for disposition of work and material on hand.  Any such payments shall be made within thirty (30) days after invoicing by COOK.  Notwithstanding any other provision of this Agreement, all payments to be made on account of or in conjunction with the expiration or termination of this Agreement shall be made in cash and all previously issued, unused trade credits shall be settled in cash upon such expiration or termination.

10.6        Accrued Rights; Surviving Obligations.

(a)           Accrued Rights.  Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration.  Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this Agreement.

(b)           Surviving Obligations.  All of the Parties’ respective rights and obligations under Sections 1, 2.1, 3.12(c), 4, 5, 6, 7, 8, 9, 10, 11.3, 11.7, and 12 check shall survive termination, relinquishment or expiration of this Agreement.

11.          Regulatory  Matters.

11.1        Permits.  During the Term of this Agreement and for the period required in the applicable Project Plan, COOK shall secure and maintain in good order, at its sole cost and expense, such current governmental registrations, permits and licenses as are required by Regulatory Authorities in order for COOK to perform its obligations under this Agreement (each, a “Registration”).  Notwithstanding the foregoing, CLIENT shall be responsible for reimbursing COOK for the cost of any permits that are solely and specifically required to Produce the Product.  COOK shall make copies of such Registrations and all related documents available for viewing by CLIENT and its designees for inspection, upon reasonable request from CLIENT.  All copies will remain in COOK’s possession and control.

11.2        Compliance with CGMPs; Monitoring of Records.  If and as required by the Project Plan, COOK shall monitor and maintain reasonable records respecting its compliance with CGMPs in the manner provided by the Quality Agreement, including the process of establishment and implementation of the operating procedures and the training of personnel as are reasonably necessary to assure such compliance.

11.3        Records.  COOK shall maintain the records required by the terms and conditions of the Quality Agreement, or as otherwise agreed to in writing by COOK and CLIENT in the Project Plan.  COOK agrees that, in response to any complaint, or in the defense by CLIENT of any litigation, hearing, regulatory proceeding or investigation relating to the Production of Product, COOK shall use reasonable efforts to make available to CLIENT during normal business hours and upon reasonable prior written notice, such COOK employees and records reasonably necessary to permit the effective response to, defense of, or investigation of such matters, subject to appropriate confidentiality protections. CLIENT shall reimburse COOK for all costs and expenses incurred by COOK in connection with the performance of COOK’s obligations under the immediately preceding sentence.

11.4        Regulatory Communications and Correspondence.  Any and all communications from and to the FDA or other Regulatory Authorities related to the Production of the Product at the Facility shall be handled in accordance with the terms and conditions of the Quality Agreement, or as otherwise agreed in writing by COOK and CLIENT.

11.5        Regulatory Filings and Maintenance.  CLIENT shall be solely responsible for preparing and submitting to the FDA all documents necessary for the regulatory approval of Product including adverse drug experience reports, field alert reports, periodic reports and applications for renewals, variations, supplements and amendments.  COOK shall prepare and maintain all regulatory filings and manufacturing files, certificates, authorizations, data and other records that directly pertain to the Production of the Product, as further set forth in the Quality Agreement or as otherwise agreed in writing by COOK and CLIENT.

11.6        Cooperation in Obtaining FDA Approvals.  As set forth in the Quality Agreement, or as otherwise agreed to in writing by COOK and CLIENT, at CLIENT’s request, COOK shall provide CLIENT with such existing documents and information (or copies thereof) held by COOK as is reasonably requested in writing by CLIENT to assist CLIENT in securing and maintaining FDA approvals for the Product. In addition, COOK shall provide CLIENT with such information as is reasonably requested in writing by CLIENT relating to the manufacturing process, the master production record, the Services performed under this Agreement or other Product-related manufacturing documentation. Any CLIENT requests for documents or other work product that do not exist as of the date of such request or other substantive requests for assistance in compiling any regulatory filing shall constitute additional Services, and COOK shall notify CLIENT of the same, and, if CLIENT authorizes such Services, COOK shall invoice CLIENT for such additional Services at COOK’s designated hourly rates including associated costs and expenses.

11.7        Ownership of Regulatory Filings.  CLIENT shall be the sole owner of all regulatory filings and all governmental approvals obtained by CLIENT from any Regulatory Authority with respect to the Product.  Notwithstanding the foregoing, and for the avoidance of doubt, all rights in and to COOK Intellectual Property Rights and COOK Confidential Information shall remain entirely vested in COOK.

12.          Miscellaneous.

12.1        Assignment.  Neither Party may assign this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld.  Notwithstanding the foregoing, either Party may, without the prior consent of the other Party, assign this Agreement to its Affiliate(s) or to the successor entity in connection with a merger or acquisition, or to an entity acquiring substantially all of the product line or business operations of the assigning Party to which this Agreement pertains, provided that such successor or acquiring entity will expressly assume in writing the obligation to perform in accordance with the terms and conditions of this Agreement.  Any purported assignment not in compliance with this Section 12.1 shall be void.

12.2        Severability.  If any item or provision of this Agreement shall to any extent be invalid or unenforceable, it shall be severed from this Agreement, and the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by Applicable Law.

12.3        Notices.  Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, first class air mail or courier), first class air mail or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the address or in accordance with this Section 12.3 and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to COOK:

Cook Pharmica LLC
P.O. Box 970
Bloomington, Indiana 47402
Attention: President

With a copy to:
Cook Group, Inc.
750 Daniels Way
Bloomington, IN 47402
Attention: General Counsel

If to CLIENT:	Xencor, Inc.
111 West Lemon Avenue

Second Floor
Monrovia, CA, 91016
Attention: John J. Kuch, Vice President, Finance
Facsimile: 626-256-3562

12.4        Governing Law.  The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

12.5        Venue, Jurisdiction.  Any action or proceeding brought by either Party seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against either Party in the courts of the State of Indiana.  Each Party (a) hereby irrevocably submits to the jurisdiction of the state courts of the State of Indiana and to the jurisdiction of any United States District Court in the State of Indiana, for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by any Party or its successors or assigns, (b) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action, or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action, or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby waives and agrees not to seek any review by any court of any other jurisdiction that may be called upon to grant an enforcement of the judgment of any such Indiana state or federal court.

12.6        Entire Agreement.  This Agreement constitutes the entire and exclusive agreement between the Parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, representations, commitments and writing in respect thereof.  No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the Parties.  In the event of a conflict between the provisions of this Agreement and the provisions of any exhibits or attachments hereto, including the Project Plan, the provisions of this Agreement shall govern.

12.7        Attempts to Amicably Resolve Disputes.

(a)           To avoid litigation and to resolve any conflicts that arise during the performance of the Services or thereafter, COOK and CLIENT agree that, prior to the commencement of litigation by either Party, the Parties shall engage in executive mediation.  Either Party may seek executive mediation by delivering a written request for such mediation to the other.  Delivery of such request may be made by hand, by facsimile transmission or by electronic mail.  The request shall be addressed to the following individuals:

COOK: Tedd M. Green, President

CLIENT: Bassil I. Dahiyat, President, & CEO

(b)           Within five (5) business days of the delivery of such request, each Party shall appoint a company executive who is not directly involved in the dispute to meet with the other Party’s company executive for the purpose of resolving the dispute.  No later than ten (10) business days of their appointment, the two executives shall meet to consider the dispute.  They may request such information as either deems necessary and may meet jointly or separately with party representatives involved in the dispute.  The two appointed executives shall use good faith efforts to reach a resolution of the dispute.

(c)           If a resolution is reached, it shall be reduced to writing and shall be final and binding on the parties.

(d)           If the two executives cannot reach agreement within five (5) business days of their initial meeting, unless the two executives agree to additional review time, either Party may thereafter pursue any remedy at law or in equity.

12.8        Waiver.  No waiver of any rights shall be effective unless consented to in writing by the Party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

12.9        Independent Contractors.  COOK and CLIENT each acknowledge that they shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture, agency or any type of fiduciary relationship.  Neither COOK nor CLIENT shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of the other Party to do so.

12.10      Affiliate(s).  Any licenses granted under this Agreement by CLIENT will be deemed to be granted both to COOK and COOK’s Affiliate(s).  COOK shall cause its Affiliate(s) to comply fully with the provisions of this Agreement to the extent such provisions specifically relate to, or are intended to specifically relate to, its Affiliate(s), as though its Affiliate(s) were expressly named as joint obligors hereunder.

12.11      Counterparts/Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile signatures shall have the same force and effect as original signatures.

12.12      Subcontracting.  COOK shall be free to subcontract any of its obligations hereunder, provided each such subcontractor agrees to be bound by obligations of confidentiality similar to those contained herein.

12.13      Force Majeure.  Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to Force Majeure.  In event of

Force Majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.  If an event of Force Majeure continues and causes a Party to delay its performance of its obligations for more than sixty (60) days, then the other Party shall have the right upon written notice to terminate this Agreement without any liability to the other Party.

12.14      Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by one Party to the other are, for all purposes of Section 365(n) of Title XI of the United States Code (“Title XI”), licenses of rights to “intellectual property” as defined in Title XI.  During the Term of this Agreement each Party shall create and maintain current copies to the extent practicable of all such intellectual property.  If a bankruptcy proceeding is commenced by or against one Party under Title XI, the other Party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other Party, shall be promptly delivered to it (a) upon such Party’s written request following the commencement of such bankruptcy proceeding, unless the Party subject to such bankruptcy proceeding, or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (b) if not delivered as provided under clause (a) above, upon such other Party’s request following the rejection of this Agreement by or on behalf of the Party subject to such bankruptcy proceeding.  If a Party has taken possession of all applicable embodiments of the intellectual property of the other Party pursuant to this Section 12.14 and the trustee in bankruptcy of the other Party does not reject this Agreement, the Party in possession of such intellectual property shall return such embodiments upon request.  If a Party seeks or involuntarily is placed under Title XI and the trustee rejects this Agreement as contemplated under 11 U.S.C. 365(n)(1), the other Party hereby elects, pursuant to Section 365(n) of Title XI, to retain all rights granted to it under this Agreement to the extent permitted by Applicable Law.

12.15      Exporter of Record.  CLIENT shall be the exporter of record for any Product shipped out of the United States.  CLIENT warrants that all shipments of Product exported from the United States will be made in compliance with all export laws and regulations and all applicable import laws and regulations of the country of importation.  CLIENT shall be responsible for obtaining any licenses or government authorization(s) necessary for exportation from the United States.  CLIENT’s designated carrier and freight forwarder shall solely be CLIENT’s agent.  CLIENT shall select and pay the freight forwarder and such designated freight forwarder shall solely be responsible for preparing and filing any relevant declarations or other documents required for the export.  CLIENT shall bear all costs and expenses associated with this Section 12.15.

12.16      Quality Agreement.  The safety, quality control, and quality assurance aspects of the Services relating to Product shall be pursuant to the Quality Agreement.  In the event of a conflict between the provisions of this Agreement and the provisions of the Quality Agreement, the provisions of this Agreement shall govern.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Cook Pharmica LLC		Xencor, Inc.

By:	/s/ Tedd M. Green	By:	/s/ Bassil I. Dahiyat
Tedd M. Green, President		Bassil I. Dahiyat, President, & CEO

137-2141

EXHIBIT A

Specifications

EXHIBIT B

Project Plan

EXHIBIT C

Quality Agreement